Exhibit 10.3

Abbott Laboratories

Performance Restricted Stock Unit Agreement

This Agreement made «DateAwded» (the “Grant Date”), between Abbott Laboratories, an Illinois corporation (the “Company”), and «Name» (the “Employee”), for the grant by the Company to the Employee of a Restricted Stock Unit Award under the Company’s 1996 Incentive Stock Program (the “Plan”).  This Agreement incorporates and is subject to the provisions of the Plan.  Terms used herein shall have the same meaning as in the Plan, and in the event of any inconsistency between the provisions herein and the provisions of the Plan, the Plan shall control.

1.             Grant of Units.  Pursuant to action of the Compensation Committee of the Board of Directors of the Company, and in consideration of valuable services heretofore rendered and to be rendered by the Employee to the Company and of the agreements hereinafter set forth, the Company has granted to the Employee «NoShares12345» restricted stock units (the “Restricted Stock Units” used herein “Units”), representing the right to receive an equal number of common shares of the Company on the Delivery Date.  The “Delivery Date” of the shares (as defined in Sections 3, 4 and 5 below) shall be the respective dates on which the common shares of the Company shall be payable to the Employee after the Restriction (as defined in Section 2 below) on such Units lapse.  Unless indicated otherwise, the shares of stock shall be delivered in an equal number of shares (subject to rounding) as of each Delivery Date, if there is more than one Delivery Date applicable.  The shares shall be issued from the Company’s available treasury shares.  Prior to the Delivery Date(s), (a) the Employee shall not be treated as a shareholder as to those shares, and shall only have a contractual right to receive them, unsecured by any assets of the Company or the subsidiaries; (b) the Employee shall not be permitted to vote the Restricted Stock Units; and (c) the Employee’s right to receive such shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Plan.  The Restricted Stock Units shall be subject to all of the restrictions hereinafter set forth.  The Employee shall be permitted to receive cash payments equal to the dividends and distributions paid on shares of stock (“Dividend Equivalents”) (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent and on the same date as if each Unit were a share of stock, provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Employee with respect to dividends or distributions the record date for which occurs on or after either (i) the Employee has forfeited the Restricted Stock Units or (ii) the restrictions on the Restricted Stock Units have lapsed.

2.             Restriction.  Until the restriction imposed by this Section 2 (the “Restriction”) has lapsed pursuant to Section 3 or 4 below, the Units shall not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of, and shall be subject to forfeiture as set forth in Section 5 below.

3.             Lapse of Restriction Based on Performance.  This award will have a five-year term.  The restrictions on one-third of the total number of Units (rounded up) will lapse and have no further force on the first anniversary of the Grant Date provided that Abbott’s prior year Return on Equity is a minimum of 18 percent; the restrictions on an additional one-third of the total number of Units (rounded up) will lapse and have no further force on the second anniversary of the Grant Date provided that Abbott’s prior year Return on Equity is a minimum of 18 percent; the restrictions on the remaining one-third of the total number of Units will lapse and have no further force on the third anniversary of the Grant Date provided that Abbott’s prior year Return on Equity is a minimum of 18 percent.  Notwithstanding the foregoing, any remaining Units that have not previously vested on the first, second or third anniversary of the Grant Date shall remain outstanding and shall vest on the fourth or fifth anniversaries, respectively, of the Grant Date, provided that Abbott’s prior year Return on Equity is a minimum of 18 percent, and provided further that no more than one-third of the Units will vest in any one year.

4.             Retirement.  The Restriction shall continue to apply (and may lapse in accordance with the provisions of Section 3 above) in the event that the Employee’s employment with the Company and its subsidiaries is terminated by the Employee due to retirement.

5.             Lapse of Restriction by Death or Disability.  The Restriction shall lapse and have no further force or effect upon the Employee’s death or disability.  Any Units that have not previously been paid out on a Delivery Date set forth in Section 3 above shall be settled in the form of Company common stock on the date of death or disability, as the case may be.

6.             Forfeiture of Units.  In the event of termination of the Employee’s employment with the Company, other than under the circumstances described in Section 4 or Section 5 above, (including without limitation due to the Employee’s voluntary resignation (other than due to retirement) or involuntary discharge for cause), all of the Units with respect to which the Restriction has not lapsed shall be forfeited by the Employee, without consideration to the Employee or his executor, administrator, personal representative or heirs (“Representative”), provided, however, that in the event that the Employee is involuntarily discharged by the Company or its subsidiaries other than for cause, the Company shall have the authority (but not the obligation) to act, in its sole discretion, to accelerate the lapse of Restriction set forth in Section 3 above and to cause any Units that have not previously been paid out on a Delivery Date set forth in Section 3 above to be settled in the form of Company common stock on the date of such involuntary discharge.  The term discharge “for cause” shall have the meaning given that term by Section 10.

7.             Withholding Taxes.  The lapse of the Restriction on the Shares pursuant to the terms hereof shall be conditioned on the Employee or the Representative having made appropriate arrangements with the Company to provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to such lapse.

8.             Rights Not Enlarged.  Nothing herein confers on the Employee any right to continue in the employ of the Company or of any of its subsidiaries.

9.             Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee and his Representative.

10.           Discharge for Cause.  The term discharge “for cause” shall mean termination by the Company of the Employee’s employment for (A) the Employee’s failure to substantially

11.           Payment of Dividend Equivalents. For purposes of compliance with the requirements of Internal Revenue Code Section 409A, the specified date for paying any Dividend Equivalents to which an employee is entitled under Section 1 is the year (2006, 2007, 2008, 2009, 2010, or 2011) in which the associated dividends or distributions are paid on common stock.  This Section 11 shall not create or expand any rights to Dividend Equivalents.

12.           Section 409A.  If the Company determines that this Agreement is subject to Section 409A and fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, amend the Agreement to cause it to comply with Section 409A or be exempt from Section 409A.

IN WITNESS WHEREOF, the Company has caused this Award to be executed by its duly authorized officer as of the grant date set forth above.

ABBOTT LABORATORIES

By

«Name»